CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the New Providence Investment Trust and to the use of our report dated July 25, 2008 on Wisdom Fund’s ( a series of shares of New Providence Investment Trust) financial statements and financial highlights. Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

September 26, 2008